Exhibit 10.80

SECOND AMENDED AND RESTATED
NOTE AND WARRANT PURCHASE AGREEMENT

This Second Amended and Restated Note and Warrant Purchase Agreement (this “Agreement”), dated as of November 13, 2013 (“Effective Date”) is entered into by and among RiceBran Technologies, a California corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”). The parties agree as follows:

RECITALS

A.            The Company and those Investors listed on Schedule I hereto as “Initial Closing Investors”, “Second Closing Investors”, “Third Closing Investors”, “Fourth Closing Investors”, “Fifth Closing Investors” and “Sixth Closing Investors” (collectively, “Early Investors”) are parties to a Note and Warrant Purchase Agreement, dated as of January 17, 2012, which Note and Warrant Purchase Agreement was amended on July 31, 2012 by that certain Amendment of Loan Documents (“Loan Document Amendment”) and on May 9, 2013 by that certain Amended and Restated Note and Warrant Purchase Agreement (“Amended Purchase Agreement”) (as amended by the Loan Document Amendment and the Amended Purchase Agreement, the “Purchase Agreement”).

B.             The Company and the Investors are entering into this Agreement to allow Investors that participate in Subsequent Closings (as defined below) to acquire promissory notes that have different terms than those issued to Investors under the Purchase Agreement in Prior Closings (as defined below).

C.             This Agreement (i) amends and restates the Purchase Agreement in its entirety as of the Effective Date and (ii) amends and restates the Initial Notes (as defined below).

E.             The Company and the Early Investors have entered into a security agreement, dated as of January 17, 2012, which security agreement was amended on July 31, 2012 by the Loan Document Amendment and on May 9, 2013 by the Amended Purchase Agreement (as amended before the Effective Date, the “Prior Security Agreement”).  The requisite number of Early Investors and the Company have entered into, and caused all the Early Investors to be bound by, a Second Amended and Restated Security Agreement, dated as of the Effective Date (“Security Agreement”) and in the form attached hereto as Exhibit C, which Security Agreement amends and restates in its entirety the Prior Security Agreement.

F.            On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a secured convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto, together with a related warrant to acquire shares of the Company’s Common Stock.

AGREEMENT

1.                  Notes, Warrants, Restricted Stock and Amendments.

(a)    Issuance of Notes.  On January 17, 2012, May 12, 2012, July 31, 2012, August 31, 2012, April 2013 and May 2013, the Company issued to the Early Investors convertible promissory notes (“Initial Notes”).  Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Investor at a Closing occurring on or after the Effective Date (each a “Subsequent Closing”), and each Investor at a Subsequent Closing (“Subsequent Investor”) agrees, severally and not jointly, to purchase, a secured promissory note in the form of Exhibit A hereto (each, a “Subsequent Note”, and with the Initial Notes, each a “Note” and collectively, the “Notes”), in the principal amount set forth opposite the respective Investor’s name for the applicable Subsequent Closing on Schedule I hereto.  The RiceX Company, a Delaware corporation, and Rice Science, LLC, a Delaware limited liability company (collectively, “Patent Subsidiaries”), will be obligors under the Notes.  The Company may sell Notes at one or more Closings (as defined below) that collectively have aggregate initial principal amounts of up to Eight Million Dollars ($8,000,000) (“Maximum Offering Amount”), which Maximum Offering Amount does not include any additional principal that may become outstanding under the Notes pursuant to their terms relating to the conversion of accrued interest into principal.

(b)    Issuance of Warrants.  In connection with the issuance and sale of the Initial Notes, the Company issued to each Investor at the applicable Prior Closing (as defined below) a warrant to purchase shares of the Company’s common stock (“Warrants”).

(c)    Issuance to Subsequent Investors.  In consideration for the purchase by a Subsequent Investor of a Subsequent Note at a Subsequent Closing, the Company will issue to such Subsequent Investor in the event the Trigger Date does not occur on or before January 31, 2014 53.7 shares (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) of the Company’s common stock for each Dollar invested by the Subsequent Investor at the Subsequent Closing (collectively, “Shares”).  Gregory Vislocky hereby agrees to purchase at a Subsequent Closing occurring on or before November 13, 2013, for a Two Hundred Thousand Dollar ($200,000) purchase price, a Subsequent Note in the principal amount of Two Hundred Thousand Dollar ($200,000) and the Shares related to such purchase.  If the Company requests in writing at any time between November 13, 2013 and November 25, 2013, Gregory Vislocky hereby agrees to purchase at another Subsequent Closing occurring on November 27, 2013, for a Three Hundred Thousand Dollar ($300,000) purchase price, a Subsequent Note in the principal amount of Three Hundred Thousand Dollar ($300,000) and the Shares related to such purchase.

(d)    Amendment of Initial Notes.

(i)    Amendment.  The Company has filed with the United States Securities and Exchange Commission a registration statement on Form S-1 (Registration Number 333-191448) relating to the proposed offering and sale of Company securities (“Proposed Offering”). If the Company receives proceeds exceeding Seven Million Dollars ($7,000,000) in the Proposed Offering (the date such proceeds are raised, the “Trigger Date”) and the Common Stock is listed on a national securities exchange, then, without any further action required by any Investor or the Company, each Initial Note shall immediately be amended and restated in its entirety to read as set forth on Exhibit B.  The parties agree and acknowledge that the principal amount outstanding under each Initial Note and the holder of each Initial Note shall be, as of the Trigger Date and following the amendment described in the immediately preceding sentence, the same as the principal amount outstanding under and the holder of each Initial Note immediately prior to the Trigger Date.  During the ten business days following the Trigger Date, the Company may deliver to the Investors new executed Notes in the form of Exhibit B to replace the Initial Notes currently held by the Investors (“Replacement Notes”).  The Replacement Notes shall represent the Initial Notes as amended and restated pursuant to this paragraph.  Following delivery of the Replacement Notes, the physical Initial Notes currently held by the Investors shall be cancelled and terminated automatically and have no further force or effect.  If the Company delivers the Replacement Notes, each Investor that receives a Replacement Note(s) shall destroy any physical Initial Notes held by such Investor.  Whether or not the Company delivers Replacement Notes to the Investors, the Initial Notes shall be amended as set forth in this paragraph on the Trigger Date.

(ii)    Payment of Interest.  Within five (5) business days following the Trigger Date, the Company shall pay all interest that has accrued under the Notes through the Trigger Date that has not previously been paid or converted to principal.  With respect to Notes held by Investors that received PIK Warrants (as defined in the Amended Purchase Agreement), interest that has accrued in October 2013 shall be deemed to have converted to principal on October 31, 2013.

(e)    Closing.

(i)            The sale and purchase of the Notes (and as applicable, Warrants or Shares) shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”) to be held at the offices of Weintraub Tobin Chediak Coleman Grodin Law Corporation, 400 Capitol Mall, Eleventh Floor, Sacramento, CA 95814.  The initial Closing (“Initial Closing”) occurred on January 17, 2012, the second Closing occurred on May 12, 2012 (“Second Closing”), the third Closing occurred on July 31, 2012 (“Third Closing”), the fourth Closing occurred on August 31, 2012 (“Fourth Closing”), the fifth Closing occurred in April 2013 (“Fifth Closing”), and the sixth Closing occurred in May 2013 (“Sixth Closing”, and together with the Initial Closing, the Second Closing, the Third Closing, the Fourth Closing and the Fifth Closing, the “Prior Closings”).

(ii)            Subject to the terms and conditions of this Agreement, the Company may sell and issue Subsequent Notes and Shares at one or more subsequent closings occurring on or after the Effective Date (each, a “Subsequent Closing”), up to the balance of the Maximum Offering Amount to such persons or entities as may be approved by the Company in its sole discretion.  Any such sale and issuance in a Subsequent Closing shall be on the terms and conditions described herein for Subsequent Closing Investors, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement and the Security Agreement, without the need for an amendment to this Agreement or the Security Agreement except to add such person’s or entity’s name to the appropriate exhibit to such agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing.  Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion; provided, however, no Subsequent Closing will occur later than December 31, 2013.

(iii)                  Immediately after each Closing, Schedule I will be amended to list the Investors purchasing Notes hereunder at a Closing and the purchase price paid by each Investor at such Closing.

(f)    Delivery.  At each Closing, the Company delivered to each Investor in such Closing an executed Note (and Warrant, if the Closing is a Prior Closing, or a certificate representing the Shares, if the Closing is a Prior Closing) relating to such Closing, against receipt by the Company of the corresponding “Purchase Price” set forth opposite such Investor’s name on Schedule I hereto, by (a) wire transfer in accordance with the Company’s instructions, (b) cancellation of indebtedness owed by the Company to such Investor or (c) any combination of the foregoing.  In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.  Notwithstanding the foregoing, at a Closing pursuant to section 1(c), the shares shall be issued within 10 days following the shareholder meeting of Company at which the shareholders vote to increase the authorized number of shares.

(g)    Prior Halpern Loan.

(i)    Background.  The Company and Baruch Halpern and Shoshana Halpern, as trustees of the Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006 (“Prior Investor”) were parties to a Note and Warrant Purchase Agreement, dated as of October 7, 2011 (“Prior Purchase Agreement”).  Pursuant to the Prior Purchase Agreement, the Company issued to Prior Investor (i) a convertible promissory note in the original principal amount of One Million Seven Hundred Seventy Three Thousand One Hundred Eighty Six Dollars and Thirty Four Cents ($1,773,186.34), (ii) a convertible promissory note in the original principal amount of Five Hundred Fifty Thousand Dollars ($550,000) (together, the “Prior Halpern Notes”), and (iii) a warrant to purchase Two Million Three Hundred Twenty Three Thousand One Hundred Eighty Six (2,323,186) shares of the Company’s common stock (“Prior Halpern Warrant”).

(ii)    Prior Halpern Notes as Payment.  At the Initial Closing, the Prior Halpern Notes automatically cancelled and terminated and all outstanding principal and unpaid interest under the Prior Halpern Notes as of the date of the Initial Closing constituted a payment by Prior Investor to purchase a Note and Warrant hereunder at the Initial Closing.

(iii)    Prior Halpern Warrant.  Upon the Initial Closing, the Prior Halpern Warrant automatically terminated and the Prior Investor ceased to have any rights thereunder.

(iv)     Termination of Prior Purchase Agreement.  At the Initial Closing, all rights and obligations of the Company and Prior Investor under the Prior Purchase Agreements terminated.  Prior Investor and/or the Company filed a termination statement with respect to any UCC filings made in connection with the Prior Purchase Agreement.

(h)    Attorney’s Fees.  The Company shall pay all reasonable attorneys’ fees of the Investors incurred in collecting payments due under the Notes or in enforcing any judgment obtained in any related proceeding.

2.            Representations and Warranties of the Company. Except as set forth in Schedule II hereto (the “Disclosure Schedule”), which Disclosure Schedule may be updated by the Company at each Closing, the Company represents and warrants to each Investor purchasing at a Closing that, as of the date of such Closing:

(a)    Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of the Company, or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.

(b)    Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company. The execution, delivery and performance by the Patent Subsidiaries of each Transaction Document to be executed by the Patent Subsidiaries and the consummation of the transactions contemplated thereby (i) are within the power of the Patent Subsidiaries and (ii) have been duly authorized by all necessary actions on the part of the Patent Subsidiaries.  For purposes of this Agreement, “Transaction Documents” shall mean each of the other Notes issued under this Agreement, including Notes issued to the Early Investors (as defined in the Note Purchase Agreement), this Agreement, the Warrants issued under this Agreement, Agreement, including Warrants issued to the Early Investors, and the Security Agreement.

(c)    Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The issuance of the Notes, Warrants and Shares, and their subsequent conversion or exercise, as applicable, will not be subject to the preemptive rights of any shareholder of the Company. Each Transaction Document executed, or to be executed, by the Patent Subsidiaries has been, or will be, duly executed and delivered by the Patent Subsidiaries and constitutes, or will constitute, a legal, valid and binding obligation of the Patent Subsidiaries, enforceable against the Patent Subsidiaries in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)    Non-Contravention. The authorization, execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation or Bylaws (“Charter Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other individual, partnership, corporation, limited liability company, unincorporated association, or other entity or a governmental authority (each a “Person”) to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract, including, without limitation, Plan, to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company (other than any lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e)    Approvals. Except as have been obtained by the Company, no consent, approval, order or authorization of any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby.

(f)    No Violation or Default. The Company is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) any material mortgage, indenture, agreement, instrument or contract, including, without limitation, the Plan, to which the Company is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

(g)    Litigation. Except as set forth in Section 2(g) of the Disclosure Schedule or under the title “Legal Proceedings” in the SEC Reports (as defined below), no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against the Company at law or in equity in any court or before any other governmental authority that could reasonably be expected to result in a Material Adverse Effect.

(h)    Title; Real Property.  Except as set forth in Section 2.1(h) of the Disclosure Schedule, the Company owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all the real properties and good title to its other respective assets and properties that are material to its business.  Except as set forth in Section 2.1(h) of the Disclosure Schedule, such assets and properties are subject to no lien other than any lien arising or permitted under the Transaction Documents and liens that do not materially affect the value of such assets or properties and do not materially interfere with the use made of such properties and assets by the Company. All of the real property owned or leased by the Company as of the date of this Agreement (other than the offices leased by the Company at its corporate offices in Scottsdale, Arizona) is located in Dillon, Montana, Mermentau, Louisiana, Lake Charles, Louisiana, and West Sacramento, California.  The Company’s corporate offices in Scottsdale, Arizona are used only for administrative purposes.

(i)    Intellectual Property. To the best of its knowledge, the Company or the Patent Subsidiaries own or possess sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights material to the Company or the Patent Subsidiaries business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. The Company and/or the Patent Subsidiaries have not received written notice of infringement or violation of any intellectual property which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(j)    Financial Statements. The Financial Statements of the Company that are included in the Company’s most recent Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“Commission”) before the date of the Closing and any of the Company’s Quarterly Reports on Form 10-Q filed with the Commission thereafter (i) are in accordance with the books and records of the Company, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with general accepted accounting principles as in effect in the United States of America from time to time; and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein.  The Company’s assets have not materially changed and no material assets have been disposed of since the dates covered on the Company’s financial statements.

(k)    Indebtedness. Except as set forth in the Company’s most recent Form 10-K filed by the Company with the Commission before the applicable Closing and any Forms 10-Q or 10-K filed thereafter (collectively “SEC Reports”) or Section 2(m) of the Disclosure Schedule, neither the Company nor any of its subsidiaries other than NutraSA, LLC have any outstanding Indebtedness. “Indebtedness” means, without duplication, all (i) indebtedness for borrowed money, (ii) notes payable, whether or not representing obligations for borrowed money, (iii) obligations representing the deferred purchase price for property or services, (iv) obligations secured by any mortgage or lien on property owned or acquired subject to such mortgage or lien, whether or not the liability secured thereby shall have been assumed, (v) all guaranties, endorsements and other contingent liabilities, in respect of Indebtedness of others, whether or not the same are or should be so reflected in the Company’s balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (vi) that portion of any lease payments due under leases required to be capitalized in accordance with generally accepted accounting principles consistently applied, and (vii) unsecured debt of the Company.

(l)    Environmental Matters. To the knowledge of the Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, neither the Company nor any other person having an interest in any property which the Company owns or leases, or has owned or leased, or in which it either holds any security interest, mortgage, or other liens or interest, including, without limitation, as beneficiary of a deed of trust (the “Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise) or disposal of Hazardous Material on or from the Property except as allowable by and in accordance with Environmental Laws. To the knowledge of the Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on the Property; (ii) condition that could result in any use, ownership or transfer restriction on the Property; or (iii) condition of nuisance on or from the Property. During the past six years, the Company has not received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against the Company, any such other person or such Property as a result of any of the foregoing events or has knowledge of any condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation. “Hazardous Material” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any government authority in connection with any Environmental Law. “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

3.            Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company as of the Effective Date, and, for each such Subsequent Investor, upon its acquisition of a Subsequent Note and Shares as follows:

(a)    Information on Company.   The Investor has been furnished with information regarding the business, operations and financial condition of the Company, including without limitation, the Company’s most recent Form 10-K filed with the Commission before the applicable Closing, all Forms 10-Q and 8-K filed subsequent to such Form 10-K, all exhibits filed with such Forms 10-K, 10-Q and/or 8-K, and all filings made with the Commission available at the EDGAR website.  In addition, the Investor has received such other information concerning the Company’s operations, financial condition and other matters as the Investor has requested in writing, and considered all factors the Investor deems material in deciding on the advisability of entering into the transactions contemplated hereby and acquiring the Notes and other securities of the Company to be acquired by such Investor hereunder.  The Company has granted to such Investor the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors and employees concerning the Company and materials relating to the terms and conditions of the transactions contemplated hereby, and based thereon believes it can make an informed decision with respect to the transactions contemplated hereby.

(b)    Review of Amendment.  The Investor has carefully read Exhibit C hereto and understands how the terms of the Initial Notes will be affected by the amendments described herein.  Investor understands that that automatically upon the Trigger Date: (i) interest will accrue on the outstanding principal of the Initial Notes at the rate of 5% per annum instead of at the current rate of 10% per annum; (ii) the Initial Notes will cease to be convertible into the Company’s common stock or any other security of the Company; (iii) all interest that accrues on the Initial Notes after the Trigger Date will be payable in cash and (iv) no Investor will have the option of receiving Company securities as payment for accrued interest on the Initial Notes.

(c)    Outstanding Amounts.  The aggregate amounts of principal and interest outstanding under the Initial Note(s) held by such Investor as of October 31, 2013 are accurately described on Exhibit D.

(d)    Priority; Consent.  Each Early Investor has read and understands the terms of the Security Agreement and understands that the Initial Notes and the security interests granted to the Early Investors under the Security Agreement with respect to the Initial Notes are junior to the security interests granted to the Subsequent Investors with respect to the Subsequent Notes under the Security Agreement.  By entering into this Agreement, each Early Investor consents to such prior interests of the Subsequent Investors.

(e)    Accredited Investor.  The Investor is, and will be at the time of the applicable Closing and as of the Trigger Date, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (“Securities Act”).  Such Investor is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended; is experienced in investments and business matters, has made investments of a speculative nature; understands that an investment in and ownership of Notes, the Warrants and/or the Shares involves a high degree of risk, and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Investor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  The Investor has the authority and is duly and legally qualified to purchase and own any securities of the Company acquired by the Investor hereunder.  The Investor is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(f)    Investment.  Any security of the Company acquired by the Investor hereunder will be acquired by the Investor, as principal for its own account for investment only and not as a nominee or agent and not with a view towards or for resale in connection with the distribution thereof, except pursuant to sales that are registered under, or are exempt from the registration requirements of, the Securities Act.

(g)    Compliance with Securities Act.  The Investor understands and agrees that any security of the Company acquired by the Investor hereunder and the underlying securities thereof are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of Investor contained herein), and that such securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.  Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Note, the Warrant, the Shares or any other security of the Company acquired by the Investor hereunder, or the securities underlying such securities.

(h)    Restriction on Transfer.  Each Investor that will receive Shares understands and agrees that any certificates representing the Shares will contain typical restrictive legends and any other legends required under State securities laws.  Prior to any proposed sale, assignment, transfer or pledge of any of the Shares, unless there is in effect a registration statement under the Securities Act of 1933 covering the proposed transfer, Investor shall give written notice to the Company of Investor's intention to effect such transfer, sale, assignment or pledge.  Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such Investor's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Shares may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company, whereupon Investor shall be entitled to transfer such Shares in accordance with the terms of the notice delivered by Investor to the Company, provided that, in the event that the Shares are transferred other than in accordance with Rule 144 promulgated under the Securities Act, such transferee has executed an investment representation statement in customary form and agreed to be bound by the terms of this Section.

(i)    Communication of Offer.  The offer to amend the Initial Notes and to sell the Note, the Warrant, the Shares and/or any other security of the Company acquired by the Investor hereunder was directly communicated to the Investor by the Company.  At no time was the Investor presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising, or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(j)    Organization; Authority.  If an entity, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.

(k)    Authority; Enforceability.  This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Investor and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Investor has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Investor relating hereto.

(l)    Correctness of Representations.  Such Investor understands that the Note, the Warrant and any other security of the Company acquired by the Investor hereunder are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Investor set forth in this Section 3 in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Note, the Warrant, the Shares and any other security of the Company acquired by the Investor hereunder.  Each Investor represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless an Investor otherwise notifies the Company prior to the Closing, shall be true and correct as of Closing.

(m)            No Tax or Legal Advice.  Such Investor understands that nothing in this Agreement, any other agreement or any other materials presented to such Investor in connection with the purchase and sale of the Note, the Warrant, the Shares and any other security of the Company acquired by the Investor hereunder, including the amendment of the Initial Notes, constitutes legal, tax or investment advice.  Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with such Investor entering into this Agreement and consummating the transactions contemplated hereby.

4.            Conditions to Closing of the Investors. Each Investor’s obligations at a Closing are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Investor, provided however, that any amendments to the Initial Notes contemplated hereby shall be effective as of the Trigger Date, without regard to any of the conditions set forth below:

(a)    Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct as of the date of such Closing.

(b)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes, Warrants and/or Shares.

(c)    Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes, Warrants and Shares, as applicable, shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e)    Mortgages.  The Company shall have caused a mortgage, deed of trust or other applicable instrument (collectively, “Mortgages”) in form reasonably satisfactory to a Majority in Interest to be recorded in the appropriate governmental offices to secure the Obligations with the Company’s real property interests (“Company Real Property”) located in Dillon, Montana, Mermentau, Louisiana, Lake Charles, Louisiana, and West Sacramento, California.  For purposes of this Agreement, (i) a “Majority in Interest” shall mean (i) more than 50% of the aggregate outstanding principal amount of the Notes issued pursuant to this Agreement, including all Notes issued to the Early Investors, and (ii) so long as Greg Vislocky and/or any entity controlled by Greg Vislocky together holds a Note or Notes with an aggregate outstanding principal amount of at least One Hundred Thousand Dollars ($100,000), Greg Vislocky, and (ii) “Obligations” shall mean the Company’s obligations to pay principal, accrued interest and expenses under the Notes and the Security Agreement.

(f)    Transaction Documents.  The Company shall have duly executed and delivered to the Investors the following documents:

(i)    This Agreement;

(ii)    Each Note (including execution by the Patent Subsidiaries) and Warrant issued hereunder to the Investors at such Closing;

(iii)     If applicable, the Shares issuable hereunder to the Investors at such Closing;

(iv)    The Security Agreement (including execution by the Patent Subsidiaries); and

(v)    All UCC-1 financing statements and other documents and instruments which the Investor may reasonably request, including filings required to be made in the United States Patent and Trademark Office, to perfect its security interest in the collateral described in the Security Agreement.

5.            Conditions to Obligations of the Company. The Company’s obligation at a Closing is subject to the fulfillment, on or prior to such Closing, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)    Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct on the date made.

(b)    Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes, the Warrants and any other securities of the Company acquired by the Investors hereunder.

(c)    Legal Requirements.  At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)    Security Agreement.  The Collateral Agent (as defined in the Security Agreement) and each Investor required to amend the Security Agreement shall have executed and delivered the Security Agreement.

(e)    Notes.  Each Investor purchasing a Note at a Closing shall have executed and delivered such Note.

(f)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company.

(g)    Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors at such Closing, of the applicable Notes, Shares, Warrants and Company securities shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(h)    Subordination Agreements.  Each of the Investors shall have entered into a subordination agreement in form satisfactory to the Investors and the Convertible Debt Lenders (as defined in the Security Agreement) (“Subordination Agreement”).

(i)    Purchase Price.  Each Investor at a Closing shall have delivered to the Company the Purchase Price in immediately available funds in respect of the Note, Warrant and/or Shares being purchased by such Investor referenced in Schedule 1 hereof for such Closing.

6.            Miscellaneous.

(a)    Waivers and Amendments. Except as expressly provided otherwise herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investors holding a Majority in Interest; provided, however, that Investors purchasing Notes, Warrants and/or Shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 1(e) without any amendment of this Agreement or the Security Agreement pursuant to this paragraph or any consent or approval of any other Investor; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor at a particular Closing different from other Investors at such Closing with respect to the Notes, Warrants or Shares issued to them at such Closing, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any of the securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which securities have been exercised) and each future holder of all such securities.

(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)    Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(e) and 6(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)    Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes.  The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes.  Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)    Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investors holding a Majority in Interest.

(g)    Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows:  (i) if to an Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253, facsimile: (602) 522-3001, Attn:  Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i)    Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes, Warrants and or Shares to each of the Investors is a separate sale.  Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors.  Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Electronic copies of signed signature pages will be deemed binding originals.

(k)    Post-Initial Closing Activities.  At the request of a Majority in Interest the Company shall cause an amended mortgage, deed of trust or other applicable instrument in form reasonably satisfactory to a Majority in Interest to be recorded in the appropriate governmental offices to secure Obligations with the Company Real Property. The Company covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to further effect the terms of this Agreement.

[Signature Page Follows]

The parties have caused this Second Amended and Restated Note and Warrant Purchase Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:
RICEBRAN TECHNOLOGIES
a California corporation
By:	/s/ J. Dale Belt
J. Dale Belt, Chief Financial Officer

INVESTORS:

/s/ Gregory J. Vislocky
Gregory J. Vislocky

The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006

By:	/s/ Baruch Halpern
Baruch Halpern, Trustee

By:	/s/ Shoshana Halpern
Shoshana Halpern, Trustee

 [Signature Page for Second Amended and Restated Note and Warrant Purchase Agreement]

Signature Page for Additional Initial Investors

INVESTOR:

Name of Investor

/s/
Signature of Investor

Title of Signatory, if applicable

Signature Page for Additional Investors at a Subsequent Closing

INVESTOR:

Name of Investor

/s/
Signature of Investor

Title of Signatory, if applicable

SCHEDULE I

SCHEDULE OF INVESTORS

Initial Closing Investors: January 17, 2012
Investor	Address for Notice	Purchase Price
Gregory J. Vislocky		$500,000
Brian Rick Delamarter		$500,000
Harold Guy Delamarter		$250,000
The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006		$2,500,000
Weintraub Partners		$250,000
W. John Short and Karen A Wilson		$25,000
Edward L McMillan Revocable Trust		$25,000

Investor	Address for Notice	Purchase Price
Zanesville Partners Fund, LLC		$50,000
Alon Gibli		$75,000
Michael Geliebter		$150,000
Total Initial Closing		$4,325,000
Second Closing Investors: May 10, 2012
Alon Gibli	$50,000
Third Closing Investors: July 31, 2012
Gregory J. Vislocky	$500,000
Harold Guy Delamarter	$250,000
Baruch Halpern IRA	$100,000
Total Third Closing	$850,000
Fourth Closing Investors: August 31, 2012
Alon Gibli	$150,000
Fifth Closing Investors: April 2013
Gregory J. Vislocky	$100,000
W. John Short and Karen A Wilson	$25,000
Weintraub Partners	$12,603
Sixth Closing Investors: May 2013
Gregory J. Vislocky	$400,000
Seventh Closing Investors: November 13, 2013 [Subsequent Closing]

Gregory J. Vislocky	$200,000

SCHEDULE II

DISCLOSURE SCHEDULE

Exhibit A

FORM OF SUBSEQUENT NOTE

Exhibit B

FORM OF AMENDED AND RESTATED INITIAL NOTE

Exhibit C

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

Exhibit D

OUTSTANDING NOTE BALANCES

The table below sets for each Initial Investor as of October 31, 2013:  (i) the total principal amount outstanding under all Initial Notes held by the Investor and (ii) the total accrued but unpaid interest under all Initial Notes held by the Initial Investor:

Investor	Principal Outstanding	Unpaid Interest	Total Outstanding
The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006	$2,500,000	$186,986	$2,686,986
Gregory J. Vislocky*	$1,599,205	$0	$1,599,205
Brian Rick Delamarter	$500,000	$0	$500,000
Harold Guy Delamarter	$500,000	$0	$500,000
Weintraub Partners*	$282,041	$0	$282,041
Alon Gibli	$275,000	$0	$275,000
Michael Geliebter	$150,000	$0	$150,000
Baruch Halpern IRA	$100,000	$0	$100,000
W. John Short and Karen A Wilson*	$53,281	$0	$53,281
Zanesville Partners Fund, LLC	$50,000	$0	$50,000
Edward L McMillan Revocable Trust	$25,000	$0	$25,000
Total	$6,034,527.00	$186,986	$6,221,513.00

*	These Investors elected to convert a portion of their accrued interest into principal instead of being paid in cash.